EXHIBIT 99.1

First Capital, Inc. Reports Record Quarterly Earnings

CORYDON, Ind., July 25, 2017 (GLOBE NEWSWIRE) -- First Capital, Inc. (the “Company”) (NASDAQ:FCAP), the holding company for First Harrison Bank (the “Bank”), today reported net income of $2.2 million or $0.66 per diluted share for the quarter ended June 30, 2017, compared to $1.8 million or $0.53 per diluted share for the same period in 2016.  The increase in net income is primarily due to increases in net interest income after provision for loan losses and noninterest income.

Net interest income after provision for loan losses increased $293,000 for the quarter ended June 30, 2017 as compared to the quarter ended June 30, 2016. Interest income increased $289,000 when comparing the two periods due to an increase in the average balance of interest-earning assets from $690.9 million for the second quarter of 2016 to $711.1 million for the second quarter of 2017 and an increase in the average tax-equivalent yield on interest-earning assets from 3.74% for the second quarter of 2016 to 3.81% for the second quarter of 2017.  The increase in the average tax-equivalent yield for the quarter ended June 30, 2017 compared to the same period in 2016 is primarily due to growth in the loan portfolio and an increase in short-term interest rates, partially offset by the effect of purchase accounting adjustments related to the December 2015 acquisition of Peoples Bancorp, Inc. of Bullitt County and its wholly-owned bank subsidiary Peoples Bank of Bullitt County (collectively, “Peoples”), headquartered in Shepherdsville, Kentucky.  Interest expense decreased $110,000 when comparing the periods as the average cost of interest-bearing liabilities decreased from 0.34% to 0.25%.  This was partially offset by an increase in the average balance of interest-bearing liabilities from $536.3 million to $543.9 million, when comparing the two periods.  The decrease in the average cost of funds is primarily due to the repricing of savings and interest-bearing demand deposits acquired from Peoples.  As a result of the changes in interest-earning assets and interest-bearing liabilities, the interest rate spread increased from 3.40% for the quarter ended June 30, 2016 to 3.56% for the same period in 2017.

Based on management’s analysis of the allowance for loan losses and due primarily to growth in the loan portfolio, the provision for loan losses increased from $150,000 for the quarter ended June 30, 2016 to $256,000 for the quarter ended June 30, 2017.  The Bank recognized net charge-offs of $280,000 for the quarter ended June 30, 2016 compared to $147,000 for the same period in 2017.

Noninterest income increased $241,000 for the quarter ended June 30, 2017 as compared to the same period in 2016 primarily due to increases in service charges on deposit accounts and gains on the sale of loans, partially offset by a decrease in gains on the sale of securities.

Noninterest expenses decreased $41,000 for the quarter ended June 30, 2017 as compared to the quarter ended June 30, 2016.  Decreases in net losses on foreclosed real estate, other operating expenses and professional fees were partially offset by increases in compensation and benefit expense, data processing expense and occupancy expense.  The increase in occupancy expense is primarily due to the May 2017 opening of the Bank’s newest office in the River Ridge development in Clark County Indiana.

For the six months ended June 30, 2017, the Company reported net income of $3.7 million or $1.12 per diluted share compared to net income of $3.4 million or $1.01 per diluted share for the same period in 2016.

Net interest income after provision for loan losses increased $295,000 for the six months ended June 30, 2017 compared to the same period in 2016.  Interest income increased $286,000 when comparing the two periods, due to an increase in the average balance of interest-earning assets from $681.1 million for 2016 to $707.7 million for 2017, partially offset by a decrease in the average tax-equivalent yield on interest-earning assets from 3.80% for 2016 to 3.76% for 2017.  Interest expense decreased $251,000 as the average cost of interest-bearing liabilities decreased from 0.36% for 2016 to 0.26% for 2017, partially offset by an increase in the average balance of interest-bearing liabilities from $525.2 million for the six months ended June 30, 2016 to $545.3 million for the same period in 2017. As a result of the changes in interest-earning assets and interest-bearing liabilities, the interest rate spread increased from 3.44% for the six months ended June 30, 2016 to 3.50% for the six months ended June 30, 2017.

The provision for loan losses was $467,000 for the six months ended June 30, 2017 compared to $225,000 for the same period in 2016.  The Bank recognized net charge-offs of $326,000 for the six months ended June 30, 2017 compared to $451,000 for the same period in 2016.

Noninterest income increased $326,000 for the six months ended June 30, 2017 as compared to the six months ended June 30, 2016.  The increase was primarily due to increases in service charges on deposit accounts and gains on the sale of loans of $211,000 and $93,000, respectively, when comparing the two periods.

Noninterest expenses increased $124,000 for the six months ended June 30, 2017 as compared to the same period in 2016, primarily due to increases in data processing expense of $192,000, compensation and benefit expense of $97,000 and net loss on foreclosed real estate of $69,000 when comparing the two periods.  This was partially offset by decreases of $123,000 in other operating expenses and $105,000 in professional fees.

Total assets as of June 30, 2017 were $763.2 million compared to $743.7 million at December 31, 2016.  Investment securities and net loans receivable increased $21.3 million and $13.3 million, respectively, which was partially offset by a decrease in cash and cash equivalents of $9.5 million.  Investment securities increased due to management investing excess liquidity in government agency mortgage-backed securities and municipal obligations.  Loan growth was primarily due to increases in residential construction loans, commercial business loans and land loans of $5.6 million, $4.1 million and $4.0 million, respectively.  Deposits also increased $15.7 million primarily due to increases in noninterest-bearing demand deposits during the six months ended June 30, 2017.  Nonperforming assets (consisting of nonaccrual loans, accruing loans 90 days or more past due, troubled debt restructurings on accrual status, and foreclosed real estate) decreased from $8.4 million at December 31, 2016 to $7.5 million at June 30, 2017 as management continues to work to resolve nonperforming assets acquired from Peoples.

At June 30, 2017, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines.

The Bank currently has eighteen offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem, Lanesville and Charlestown and the Kentucky communities of Shepherdsville, Mt. Washington and Lebanon Junction.

Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available through the Bank’s website at www.firstharrison.com.  The Bank, through its business arrangement with Investment Centers of America, member SIPC, continues to offer non FDIC insured investments to complement the Bank’s offering of traditional banking products and services. For more information and financial data about the Company, please visit Investor Relations at the Bank’s aforementioned website. The Bank can also be followed on Facebook.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “could” and “should,” and other words of similar meaning. Forward-looking statements are not historical facts nor guarantees of future performance; rather, they are statements based on the Company’s current beliefs, assumptions, and expectations regarding its business strategies and their intended results and its future performance.

Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by these forward-looking statements.  Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; competition; the ability of the Company to execute its business plan; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this press release, the Company’s reports, or made elsewhere from time to time by the Company or on its behalf.  These forward-looking statements are made only as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements after the date of this press release.

FIRST CAPITAL, INC. AND SUBSIDIARY
Consolidated Financial Highlights (Unaudited)

	Six Months Ended		Three Months Ended
	June 30,		June 30,
OPERATING DATA	2017	2016	2017	2016
(Dollars in thousands, except per share data)

Total interest income	$12,921	$12,635	$6,578	$6,289
Total interest expense	705	956	346	456
Net interest income	12,216	11,679	6,232	5,833
Provision for loan losses	467	225	256	150
Net interest income after provision for loan losses	11,749	11,454	5,976	5,683

Total non-interest income	3,309	2,983	1,856	1,615
Total non-interest expense	9,958	9,834	4,803	4,844
Income before income taxes	5,100	4,603	3,029	2,454
Income tax expense	1,350	1,231	835	667
Net income	$3,750	$3,372	$2,194	$1,787
Less net income attributable to the noncontrolling interest	7	7	4	4
Net income attributable to First Capital, Inc.	$3,743	$3,365	$2,190	$1,783

Net income per share attributable to
First Capital, Inc. common shareholders:
Basic	$1.13	$1.01	$0.66	$0.53

Diluted	$1.12	$1.01	$0.66	$0.53

Weighted average common shares outstanding:
Basic	3,323,552	3,339,082	3,323,552	3,339,063

Diluted	3,328,838	3,340,618	3,329,040	3,341,307

OTHER FINANCIAL DATA

Cash dividends per share	$0.42	$0.42	$0.21	$0.21
Return on average assets (annualized)	0.99%	0.93%	1.16%	0.97%
Return on average equity (annualized)	9.66%	8.84%	11.14%	9.30%
Net interest margin	3.56%	3.52%	3.62%	3.47%
Interest rate spread	3.50%	3.44%	3.56%	3.40%
Net overhead expense as a percentage
of average assets (annualized)	2.64%	2.71%	2.54%	2.63%

	June 30,	December 31,
BALANCE SHEET INFORMATION	2017	2016

Cash and cash equivalents	$36,353	$45,835
Interest-bearing time deposits	13,300	14,735
Investment securities	277,164	255,846
Gross loans	397,978	384,540
Allowance for loan losses	3,526	3,386
Earning assets	708,487	684,890
Total assets	763,174	743,658
Deposits	680,366	664,650
Stockholders' equity, net of noncontrolling interest	80,145	75,730
Non-performing assets:
Nonaccrual loans	2,703	2,946
Accruing loans past due 90 days	0	78
Foreclosed real estate	3,953	4,674
Troubled debt restructurings on accrual status	865	742
Regulatory capital ratios (Bank only):
Tier I - adjusted total assets	9.34%	9.30%
Tier I - risk based	13.93%	14.28%
Total risk-based	14.63%	14.98%

Contact:
Chris Frederick
Chief Financial Officer
812-734-3464